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                         CONSENT OF INDEPENDENT AUDITORS


TO THE PLANS ADMINISTRATION COMMITTEE OF CITIGROUP INC.:

We consent to the incorporation by reference in the Registration Statement No. 333-51030 on Form S-8 of Citigroup Inc. of our report dated June 8, 2001 relating to the statement of net assets available for plan benefits of the Associates Savings and Profit Sharing Plan as of December 31, 2000, and the related statement of changes in net assets available for plan benefits, for the year then ended, and the related supplemental schedule H, Line 4i--Schedule of assets (held at end of year), which report appears in the December 31, 2000 annual report on Form 10-K/A-1 as an amendment to the 2000 Annual Report on Form 10-K of Citigroup Inc.


/s/ KPMG LLP
Dallas, Texas
June 28, 2001